Exhibit 10.46
SECOND AMENDMENT TO OFFICE LEASE
     This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made and entered into as of the 29th day of April, 2010, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and ENCORE SOFTWARE, INC., a Minnesota corporation (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Office Lease dated October 8, 2004 (the “Original Lease”), as amended by that certain Amendment No. 1 to Lease dated December 29, 2004 (the “First Amendment”), (the Original Lease and the First Amendment are collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 13,216 rentable square feet of space (the “Premises”) commonly known as Suite 700 and located on the seventh (7th) floor of the building (the “Building”) located at 999 North Sepulveda Boulevard, El Segundo, California. Tenant’s obligations under the Lease have been guaranteed by Navarre Corporation, a Minnesota corporation (the “Guarantor”) pursuant to the terms of that certain Guaranty of Lease dated October 8, 2004 (the “Guaranty”).
     B. Landlord and Tenant are also parties to that certain Parking License Agreement dated July 3, 2006 (the “Parking Agreement”), and that certain Storage Agreement dated February 22, 2005 (the “Storage Agreement”) as amended by that certain Amendment No.1 to Storage Agreement dated March 29, 2006 (the “First Storage Amendment”).
     C. Tenant desires to extend the Lease Term for a period of three (3) years, and in connection therewith, Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Second Amendment.
A G R E E M E N T:
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
     2. Extended Term. Pursuant to the terms of the Lease, the Lease Term is scheduled to expire on April 30, 2010. Landlord and Tenant hereby extend the Lease Term for a period of three (3) years, from May 1, 2010 (the “Extended Term Commencement Date”) through April 30, 2013 (unless sooner terminated as provided in the Lease, as hereby amended), on the terms and conditions set forth in this Second Amendment. The period of time commencing on the Extended Term Commencement Date and ending on April 30, 2013 shall be referred to herein as the “Extended Term.”
     3. Option Term. Notwithstanding any provision to the contrary contained in the Lease, Tenant shall continue to have one (1) option to extend the Lease Tern, as hereby amended, for a term of three (3) years, commencing on May 1, 2013 and expiring on April 30, 2016, pursuant to the terms and conditions contained in Section 2.2 of the Original Lease, which shall (as of the date hereof) be amended as follows:
          3.1 All references to the “Lease Term” or “initial Lease Term” set forth in Section 2.2 of the Original Lease shall mean the Extended Term.
          3.2 The phrase “or the first Option Term, as the case may be,” is hereby deleted from the second (2nd) sentence of Section 2.2.1 of the Original Lease.
          3.3 The references to “five (5) years” contained in Section 2.2.1 of the Original Lease are each hereby deleted and replaced with “three (3) years.”
     4. Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, has had full opportunity to review the condition thereof and has done so. Notwithstanding anything in the Lease to the contrary, Tenant shall continue to accept the Premises in its presently existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises unless specifically provided for in Section 8 of this Second Amendment. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or with respect to the suitability of the same for the conduct of Tenant’s business.
     5. Remeasurement of Building and Premises. Notwithstanding any contrary provisions in the Lease, as amended, Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, as of May 1, 2010 (the Extended Term Commencement Date) the Building shall be deemed to contain approximately 127,901 rentable square feet of space. For the period prior to May 1, 2010, the rentable square footage of the Building shall remain as set forth in the Lease, and Tenant’s Share shall not change. However, commencing on May 1, 2010 and continuing throughout the Extended Term, Tenants Share of the Building shall be adjusted to reflect such remeasurement, as set forth in Section 6.3 below.
     6. Rent.
          6.1 Base Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Term, Tenant shall pay Base Rent for the Premises as follows:

			Monthly Rental Rate
Period During	Annual	Monthly	per Rentable
Extended Term	Base Rent	Base Rent	Square Foot
May 1, 2010 — April 30, 2011	$325,113.60	$27,092.80	$2.05
May 1, 2011 — April 30, 2012	$334,629.12	$27,885.76	$2.11
May 1, 2012 — April 30, 2013	$344,144.64	$28,678.72	$2.17
          6.2 Abated Base Rent. Notwithstanding the contrary provisions set forth herein and in the Lease, Tenant shall not be obligated to pay the monthly installments of Base Rent attributable to the Premises (the “Base Rent Abatement”) for the two (2) month period commencing on May 1, 2010 and ending on June 30, 2010 (the “Base Rent Abatement Period”) (such Base Rent Abatement Period shall coincide with the first (1st) and second (2nd) full calendar months of the Extended Term). In connection with the foregoing, the Base Rent Abatement provided to Tenant under this Section 6.2 during the Base Rent Abatement Period shall not exceed an aggregate of Fifty-Four Thousand One Hundred Eighty-Five and 60/100 Dollars ($54,185.60) (i.e., $27,092.80 for each of the two (2) months occurring during the Base Rent Abatement Period). Additionally, notwithstanding the foregoing, Tenant shall be obligated to pay all applicable “Additional Rent” in accordance with the Lease as amended by Section 6.3 of this Second Amendment, during the Base Rent Abatement Period.
          6.3 Additional Rent. Notwithstanding the extension of the Lease Term as provided herein, Tenant shall continue to be obligated to pay Tenant’s Share of increases in Direct Expenses in connection with the Premises which arise or accrue prior to the Extended Term Commencement Date, in accordance with the terms of the Lease. Effective as of the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Tenant’s Share of increases in Direct Expenses in connection with the Premises which arise or accrue on or after the Extended Term Commencement Date in accordance with the terms of the Lease; provided, however, that for purposes of calculating the amount of Tenant’s Share of such increases in Direct Expenses, the Base Year shall be the calendar year 2010 and Tenant’s Share shall equal 10.3330%.
     7. Parking. Through the Extended Term, Tenant shall continue to have the parking rights and obligations set forth in the Lease subject to the terms and conditions contained in this Section 7.Notwithstanding anything to the contrary contained in the Lease or the Parking Agreement, all monthly parking permit fees payable by Tenant pursuant to the terms of the Lease shall be abated during the six (6) month period commencing on May 1, 2010 and ending on October 31, 2010 (the “Parking Abatement Period”). In lieu of any prior parking validation rights granted to Tenant under the Lease, Landlord shall provide to Tenant, free of charge, one-hundred (100) hours of parking validations for each month of the Extended Term, which validations are to utilized by Tenant’s visitors and patrons only. Nothing contained in this Section 7 shall be deemed to waive or otherwise modify Tenant’s additional parking rights and obligations under the Parking Agreement.

Exhibit 10.46
     8. Landlord Work; Tenant’s Supplemental HVAC Repair and Maintenance Obligations; Carpet Allowance.
          8.1 Landlord Work. Notwithstanding any provision contained herein or in the Lease to the contrary, Landlord shall, at its sole cost and expense, cause the following work to be performed within the Premises as soon as reasonably possible following the parties’ execution and delivery of this Second Amendment: (i) touch up certain portions of the painted surfaces of the interior walls of the Premises (which portions shall be determined by Landlord in its reasonable discretion), utilizing Landlord’s ‘Building standard” methods, materials and finishes (the color of which paint shall be determined by Landlord in its reasonable discretion), (ii) cause the carpeted surfaces of the floor of the Premises to be professionally cleaned, and (iii) subject to Landlord’s ability to obtain all required governmental approvals therefor, purchase and cause the supplemental HVAC unit (the “Supplemental HVAC Unit”) identified on Exhibit B (attached hereto and incorporated herein by this reference) to be installed within the Premises for Tenant’s use in connection with its existing server room, which Supplemental HVAC Unit shall be installed in accordance with the scope of work set forth on Exhibit C (attached hereto and incorporated herein by this reference) (the “Scope of Work”) (items (i) through (iii) above to be collectively referred to herein as the “Landlord Work”). With regard to item (iii) of the Landlord Work, Tenant shall fully cooperate with Landlord, at no cost to Tenant, in Landlord’s efforts to obtain all government approvals and/or permits (if any) required for such installation of the Supplemental HVAC Unit, and shall comply with the terms set forth on the Scope of Work. In connection with the foregoing, Tenant shall have no right to alter or modify the Landlord Work within the Premises. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of the Landlord Work, Landlord shall be permitted to perform the Landlord Work during normal business hours, and Tenant shall provide Landlord with access to the Premises to carry out the Landlord Work and a reasonably clear working area for the Landlord Work (including, but not limited to, the moving of Tenant’s property away from the area in which Landlord is performing the Landlord Work). Provided that Landlord uses reasonable efforts to minimize any disruption to Tenant’s business. Tenant hereby agrees that the performance of the Landlord Work shall in no event constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind. Furthermore, provided that Landlord uses reasonable efforts to minimize any disruption to Tenant’s business, in no event shall Tenant be entitled to any compensation or damages from Landlord for the loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Landlord Work or Landlord’s actions in connection with the Landlord Work, or for any inconvenience or annoyance occasioned by the Landlord Work or Landlord’s actions in connection therewith.
          8.2 Tenant’s Supplemental HVAC Repair and Maintenance Obligations. Throughout the remainder of the Lease Term (as amended hereby and subject to further extension as provided above), Tenant shall repair and maintain the Supplemental HVAC Unit in good working order and condition and in accordance with the applicable terms and conditions of Article 7 of the Original Lease. In connection with the foregoing, Landlord may, at Tenant’s sole cost and expense (without profit or markup by Landlord), separately meter the electricity utilized by the Supplemental HVAC Unit, and Tenant shall reimburse Landlord for the cost as reasonably determined by Landlord of all electricity utilized by the Supplemental HVAC Unit. Notwithstanding any contrary provision contained herein or in the Lease, the Supplemental HVAC Unit shall be deemed Landlord’s property and shall remain in place within the Premises in its then-existing condition and Tenant shall have no obligation to remove or repair the same.
          8.3 Carpet Allowance. Tenant shall be entitled to a one-time allowance (the “Carpet Allowance”) in an amount up to Three Thousand Five Hundred and No/100 Dollars ($3,500.00) for the actual and documented out-of-pocket costs (“Tenant’s Carpet Costs”) incurred by Tenant to repair and/or replace the carpet in the Premises (the “Carpet Work”). After the occurrence of the Extended Term Commencement Date and the completion of Tenant’s Carpet Work, Landlord shall disburse the Carpet Allowance for Tenant’s Carpet Costs within thirty (30) days following receipt by Landlord of receipts for Tenant’s Carpet Work. Landlord shall not be obligated to pay a total amount which exceeds the Carpet Allowance (any such excess being Tenant’s sole responsibility) nor be obligated to disburse any portion of the Carpet Allowance for any purpose other than reimbursement for Tenant’s Carpet Costs. If Landlord fails to timely disburse the Carpet Allowance for Tenant’s Carpet Costs in accordance with this Section 8.3, then Tenant shall have the right to deduct Tenant’s Carpet Costs from the installment of Base Rent first coming due after the Carpet Allowance was payable by Landlord to Tenant. In no event shall the Carpet Allowance provided for herein be available to Tenant as a credit against rent or other amounts owing to Landlord pursuant to the Lease, as hereby amended, or in any manner other than as expressly provided herein. In the event that Tenant shall fail to utilize the Carpet Allowance (or to provide the documentation required hereunder for payment thereof) within one (1) year following the Extended Term Commencement Date, any such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

     9. Tenant’s Occupants. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord’s consent, but on prior written notice to Landlord, to permit the occupancy of up to twenty percent (20%) of the rentable square footage of the Premises (i.e., 2,643 rentable square feet) by licensees that have an ongoing, business relationship with Tenant (“Tenant’s Occupants”), on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or entities shall be of a character and reputation consistent with the first-class quality of the Building; (iii) the use of the Premises by Tenant’s Occupants must not conflict with the use permitted by the Lease, as amended; and (iv) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under the Lease or the restrictions on Transfers pursuant to Article 14 of the Original Lease. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such licensees. Any occupancy permitted under this Section 9 shall not be deemed a Transfer under Article 14 of the Original Lease. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under the Lease, as amended.
     10. Security Deposit. Landlord and Tenant acknowledge that in accordance with the terms of Article 8 of the Original Lease Tenant has previously delivered the sum of Twenty-Seven Thousand Ninety-Two and 80/100 Dollars ($27,092.80) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant’s execution and delivery of this Second Amendment to Landlord, Tenant shall deposit with Landlord an amount equal to One Thousand Five Hundred Eighty-Five and 93/100 Dollars ($1,585.92) to be held by Landlord as an addition to the Security Deposit currently held by Landlord. Accordingly, effective as of the date of this Second Amendment, notwithstanding any provision to the contrary contained in the Lease, the total Security Deposit amount to be held by Landlord pursuant to the Lease, as hereby amended, shall equal Twenty-Eight Thousand Six Hundred Seventy-Eight and 72/100 Dollars ($28,678.72).
     11. Deletions. Effective as of the date hereof; Tenant’s rights under Sections 6.6, 29.48 and 29.49 of the Original Lease shall be deemed null and void and of no further force or effect.
     12. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CB Richard Ellis (“Broker’) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the Lease Term, as amended.
     13. Consent of Guarantor. This Second Amendment is subject to and conditioned upon Tenant delivering to Landlord, concurrently with Tenant’s execution and delivery of this Second Amendment, the “Acknowledgment and Consent of Guarantor” (“Consent”) in the form attached hereto as Exhibit A, which Consent shall be fully executed by and binding upon the Guarantor.
     14. No Further Modification; Conflict, Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.
[Signatures to appear on the following page]

Exhibit 10.46
IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD” KILROY REALTY, L.P., a Delaware limited partnership
By:	KILROY REALTY CORPORATION, a
Maryland corporation,
general partner

By:

Its:

By:

Its:

“TENANT” ENCORE SOFTWARE, INC., a Minnesota corporation

By:	/s/ Cal Morrell
Its: President

By:	/s/ J. Reid Porter
Its: CFO and Treasurer

EXHIBIT A
ACKNOWLEDGMENT AND CONSENT OF GUARANTOR
     The undersigned, as Guarantor under that certain Guaranty of Lease, dated October 8, 2004 (“Guaranty”), hereby (i) acknowledges and consents to the Second Amendment to Office Lease, dated February 17, 2010 (the “Second Amendment”), and (ii) agrees that the terms and conditions of the Guaranty, including Guarantors’ promises, covenants and guarantees thereunder, shall apply to the Second Amendment.
Paragraph 3 of the Guaranty is deleted and replaced with the following:
Guarantor’s liability under this Guaranty shall continue until all rents due under the Lease have been paid in full and until all other obligations to Landlord have been satisfied. If all or any portion of Tenant’s obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise. Notwithstanding anything in this Guaranty to the contrary, Guarantor’s liability hereunder for the payment and performance of Tenant’s obligations under the Lease shall be limited to a maximum aggregate amount of $500,000.00 during the first two (2) years of the Extended Term and $250,000.00 thereafter (exclusive of reasonable attorney’s fees and reasonable out-of-pocket costs incurred by Landlord in enforcing this Guaranty) and shall in no event require Guarantor to pay any amounts or to make any expenditures in excess of such maximum aggregate amount except for reasonable attorneys’ fees and reasonable attorneys’ fees and reasonable out-of-pocket enforcement costs.
Dated: April 30, 2010

“GUARANTOR” NAVARRE CORPORATION, a Minnesota corporation
By:	/s/ J. Reid Porter
Its: CFO and Treasurer

By:	/s/ Cary L. Deacon
Its: Chief Executive Officer

EXHIBIT A

EXHIBIT B
SPECIFICATION FOIL SUPPLEMENTAL HVAC UNIT
One (1) new Data-Aire 3-ton cooling only split system (or similar).
EXHIBIT B

EXHIBIT C
SCOPE OF WORK
1.	Landlord shall provide a project schedule and timeline for Tenant’s approval well in advance. Landlord and Tenant shall collaborate through Visio (or similar) on the final layout of the server room, so that the Supplemental HVAC Unit will not be located close to the server racks.

2.	With Landlord’s cooperation (including no charge for freight elevator) Tenant shall remove all unfixed furniture such as shelving units and file cabinets from the server room and temporarily relocate them to Tenant’s storage cage in the basement of the Building.

3.	Landlord shall provide 220-volt 30-amp power outlets far enough away from the server room in a temporary area for the server racks so that Tenant’s business can continue to operate without exposing equipment to dust, debris and damage during construction.

4.	Tenant shall relocate (1) server rack to the temporary location and shall connect equipment using existing data lines. With Landlord’s cooperation (including no charge for freight elevator) Tenant shall remove the remaining (2) server racks from the server room and put them in the storage cage,

5.	Tenant shall relocate any employees currently seated in front of the server room along the south windows. The employees and their computers and belongings will be removed from the area. Fixed furniture shall not be moved but Landlord shall cover the fixed furniture with a drop cloth or similar protective material for the duration of the project.

6.	Landlord shall not shut down power to the server room during construction, as fixed equipment such as the core switch and surveillance equipment will not be relocated and need to remain fully operational.

7.	Landlord shall work around the fixed cabling raceways and relay rack that are connected to the core switch.

8.	Landlord shall remove the inside drywall and insulate between studs with appropriate insulating material such as fiberglas batts.

9.	Landlord shall relocate the (3) 220-volt, 30-amp outlets to above the new server rack location agreed upon in step 1. Power to these outlets may be shut off during the duration of this step, but must be fully tested and operational upon completion.

10.	Landlord shall furnish and install (1) new 3-ton cooling-only split system, all necessary new supply and return air ductwork, (2) new supply air ceiling diffusers, (1) new return air register, all the necessary new DX refrigerant piping to connect the new indoor fan coil unit to a new roof- mounted condensing unit, line and low voltage electrical wiring and conduit, all the necessary new condensate drain piping, sealing of all new duct joints, hoisting and rigging of the new roof- mounted condensing unit, coring and check, test and start-up.

11.	Landlord shall remove any existing duct work that is connected to the existing HVAC system from the server room only after the new system is tested and running. The core switch must be continually kept as cool as possible during the project duration. Landlord shall trim back existing ductwork to the inner wall so that the existing HVAC system can be used as a backup in the event the dedicated Supplemental HVAC Unit requires service, so that Tenant’s business continuity is not disrupted. Landlord shall install cut-off levers on the supply and return vents and they shall be set in the closed position during normal operation of the dedicated Supplemental HVAC Unit

12.	After the Supplemental HVAC Unit is online and functioning properly, Landlord shall redrywall the inside of the server room from floor to ceiling, working around existing pipe and conduit. Gaps between drywall and penetrations shall be scaled with an insulating sealant. The 6’ x 7’ opening in the server room wall facing the south windows shall be framed, insulated and drywalled on both sides so that new drywall is flush with existing drywall. Landlord shall install a building standard suspended ceiling within the server room.
EXHIBIT C

13.	Landlord shall keep all drywall dust production to a minimum so that drywall dust does not enter the core switch through its cooling fans. If this is not possible, drywall work may be scheduled for the weekend so that Tenant may shut down the core switch during this phase. Dry sanding should be avoided during tape and mud phase.

14.	Landlord shall paint drywall to match existing white paint color used throughout the suite.

15.	After construction is completed and Tenant can move back into the server room, Tenant and Landlord shall move the (2) racks back from the cage in the basement and position them in the server room as specified in the layout agreed upon in step 1.

16.	Tenant and Landlord shall move the unfixed furniture from step 2 from the cage back into the server room.

17.	Tenant shall be responsible for moving servers from the temporary server rack back into the server room.
EXHIBIT C